Exhibit 2(d)


                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     This First Amendment to Asset Purchase Agreement, dated as of February 27, 1998, is by and between Bacou USA Safety, Inc., a Delaware corporation (the "Buyer") and Howard S. Leight & Associates, Inc., a California corporation ("Seller" or "Company"), d/b/a Howard Leight Industries. Except as otherwise defined herein, capitalized terms used in the Asset Purchase Agreement (defined below) shall have the same meaning herein as defined in the Asset Purchase Agreement.

                                    Recitals

     Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of December 31, 1997, pursuant to which the Buyer is purchasing from the Seller the Assets and assuming the Assumed Liabilities (the "Asset Purchase Agreement"); and

     As contemplated by the Asset Purchase Agreement, Buyer or its Affiliates are entering into Foreign Acquisition Agreements with respect to Howard Leight (Europe) Limited and Howard Leight de Mexico S.A. de C.V.; and

     The Closing of the transactions contemplated by the Asset Purchase Agreement and the Collateral Agreements is occurring on the date hereof; and

     Buyer and Seller desire to make certain modifications to the Asset Purchase Agreement as hereinafter provided.

                                   Agreements

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 2.2 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement and the Foreign Acquisition Agreements, the Buyer agrees to pay or cause to be paid to Seller and to the stockholders of the Foreign Subsidiaries an aggregate of U.S. One Hundred Twenty-Five Million Nine Hundred Thirty-Eight Thousand Six Hundred Nineteen and 61/100 Dollars ($125,938,619.61) (the "Purchase Price") and to assume or cause one of the Buyer Parties to assume the Assumed Liabilities as provided in Section 2.5. The following portions of the Purchase Price shall be payable at the respective Closings, in separate payments determined in accordance with Section 2.4, as follows:

               (a) By the wire transfer of U.S. One Hundred Twenty-Three Million Nine Hundred Thirty-Eight Thousand Six Hundred Nineteen and 61/100 Dollars ($123,938,619.61) in immediately available funds to such bank account or accounts as per written instructions of Seller and the stockholders of the respective Foreign Subsidiaries, less:

                    (i) $10,973 (the U.S. Dollar equivalent of Mexican PS 94,111), being the estimated amount of accrued and unpaid income tax liabilities of Howard Leight de Mexico S.A. de C.V. (the "Mexican Subsidiary") with respect to the period from January 1, 1998 through to the Closing Date;

                    (ii) $6,289 (the U.S. Dollar equivalent of Mexican Ps 53,924) being the amount of accrued and unpaid income taxes of the Mexican Subsidiary reflected on its December 31, 1997 Balance Sheet;

                    (iii) $39,084.32 (the U.S. Dollar equivalent of 335,200 Ps) being the amount of Mexican withholding tax to be paid by Buyer to Mexican tax authorities (20% of Purchase Price of shares) of the Mexican Subsidiary;

                    (iv) $39,084.32 being the purchase paid to Howard S. Leight for his shares of Howard Leight de Mexico S.A. de C.V., after deducting $9,771.08 for his portion of the Mexican withholding taxes;

                    (v) $439,297 being the U.S. Dollar equivalent of the December 31, 1997 Net Worth of Howard Leight (Europe) Ltd. (the "UK Subsidiary"), which amount shall be paid 95%, $417,332.15, to Howard
          S. Leight, and 5% $21,964.85, to John Dean as the Selling Stockholders of the UK Subsidiary;

                    (vi) $11,900 (the U.S. Dollar equivalent of (pound) 7,167), being the estimated amount of accrued and unpaid income tax liabilities of the UK Subsidiary with respect to the period from January 1, 1998 through to the Closing Date; and

                    (vii) $70,860 (the U.S. Dollar equivalent of (pound) 43,000) being the amount of accrued and unpaid income taxes of the UK Subsidiary reflected on its December 31, 1997 Balance Sheet.

               (b) By the wire transfer delivery of U.S. Two Million Dollars ($2,000,000) in immediately available funds to the Escrow Agent pursuant to the Escrow Agreement which will be in effect for two years. Interest on Escrow Funds not subject to claims shall be payable to Seller periodically. At the end of the first year, $1,000,000 of the funds held by Escrow Agent less the amount of claims, if any, made by Buyer under Section 13.1 of this Agreement, shall be returned to Seller in accordance with the Escrow Agreement.

     2. Section 2.5(a) of the Asset Purchase Agreement is hereby amended by adding the following additional sentence at the end of the paragraph:

               Notwithstanding the foregoing, the Buyer Parties are not assuming and the Assumed Liabilities shall not include, any liabilities or obligations with respect to the California Statewide Communities Development Authority Weekly Adjustable/Fixed Rate Industrial Development Revenue Bonds, Series 1995B (Howard S. Leight & Associates, Inc. Project) (the "Bonds"). In order to facilitate the release of Liens held by Sanwa Bank California on its assets as indirect security for the Bonds, Seller has entered into a Repayment and Lien Release Agreement dated as of February 26, 1998 with Buyer and said Bank, and, notwithstanding anything to the contrary contained herein, said Agreement shall govern as to the payment and receipt of all amounts described therein.

     3. Clause (b) of Section 2.6 of the Asset Purchase Agreement (Excluded Liabilities) is hereby deleted in its entirety and replaced with the following new subsection:

               (b) liabilities and obligations relating to or arising out of any facts or circumstances of which any of the Sellers had Knowledge, which should have been but were not disclosed in any applicable provision of the Agreement, the Collateral Agreements or the Schedules.

     4. Clause (d) of Section 2.6 of the Asset Purchase Agreement is hereby amended by inserting the following companies following the reference to "Howard Leight GmbH": "Point Zero, Howard Leight, LLC, Howard Leight International, Inc., Howard Leight Enterprises, Inc., dba Howard Leight Medical, Howard Leight Enterprises S. de R.L. de C.v., Howard Leight Europe, Inc., Howard Leight Atlantic, Inc."

     5. The following new or amended Schedules, attached hereto as Exhibit A, are hereby delivered in accordance with the Asset Purchase Agreement and shall supersede the Schedules bearing the same number which were delivered and approved at the time of the execution of the Asset Purchase Agreement:

      Schedule 1.2              - Excluded Assets.
      Schedule 2.6(c)           - Excluded Liabilities.
      Schedule 3.2              - Outstanding Stock.
      Schedule 3.3              - Foreign Subsidiaries.
      Schedule 3.6(b)           - Interim Financial Statements.
      Schedule 3.7              - Interim Changes.
      Schedule 3.9(b)           - Violations.
      Schedule 3.10(a)          - Intellectual Property Rights (Title).
      Schedule 3.10(c)          - Intellectual Property Rights (No Litigation).
      Schedule 3.11(c)          - Litigation.
      Schedule 3.12(f)          - Taxes (Litigation).
      Schedule 3.14(a)          - Contracts.
      Schedule 3.15             - Benefit Plans.
      Schedule 3.18(a)          - Labor Relations.
      Schedule 3.33(b)          - Product Warranty Claims.
      Schedule 3.36             - Officers, Directors and Key Employees.
      Schedule 14(b)            - Senior Management Employees.

     6. It is acknowledged that Buyer has agreed with Seller to acquire all of the outstanding shares of the Mexican and UK Subsidiaries and, therefore, to the extent any Excluded Liabilities exist or are suffered or incurred in the future by either of such Companies, Seller will fully protect and hold Buyer and such companies harmless from and against all Losses relating to or arising with respect to such Excluded Liabilities. Seller agrees that amounts payable to Buyer or the UK and Mexican Subsidiaries pursuant to this paragraph 6 shall be deemed to be Excluded Liabilities. Without limiting the foregoing, it is expressly agreed that if any Income Taxes are assessed or become payable by the Mexican or the UK Subsidiaries with respect to periods ending on or before the Closing Date in excess of the amount deducted with respect thereto in Paragraph 3 above, such taxes shall be deemed Excluded Liabilities. Conversely, Buyer agrees to promptly remit to Seller, by no later than January 1, 1999, the amount, if any, by which the amounts deducted for accrued and unpaid income tax liabilities in paragraph 3 above, exceed the actual amount of such liabilities. Should Seller owe any unpaid income tax liabilities of which it is obligated to pay, such sum shall be remitted from the Escrow Account to Buyer contemporaneously with the final disbursement of funds from the Escrow Account.

     7. Schedule 3.28 of the Asset Purchase Agreement is hereby deleted in its entirety.

     8. Except as modified by this Amendment, the Asset Purchase Agreement is hereby ratified and confirmed to be in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                     BACOU USA SAFETY, INC.


                                     By: /s/ Walter Stepan
                                     -------------------------------------------
                                     Name:   Walter Stepan
                                     Title:  Chairman, President and CEO


                                     By: /s/ Philip B. Barr, Jr.
                                     -------------------------------------------
                                     Name:   Philip B. Barr, Jr.
                                     Title:  Vice Chairman, Treasurer and
                                             Secretary



                                     HOWARD S. LEIGHT & ASSOCIATES, INC.


                                     /s/    Howard S. Leight
                                     -------------------------------------------
                                     Name:  Howard S. Leight
                                     Title: President


                                     By: /s/ John Dean
                                     -------------------------------------------
                                     Name:   John Dean
                                     Title:  Executive Vice-President and CEO